NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 17, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 3, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Baker Hughes Incorporated and General Eletric Company's oil and gas business to form a new public company, named Baker Hughes, A GE Company, became effective on July 3, 2017. Each share of Baker Hughes Incorporated Common Stock was converted into the right to receive one (1) share of (New) Class A Common Stock of Baker Hughes, a GE Company, and a special one-time cash dividend of $17.50. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of Baker Hughes Incorporated Common Stock and does not affect the continued listing on the NYSE of Baker Hughes, a GE Company, Class A Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 5, 2017.